EXHIBIT 10.103

RETIREMENT AGREEMENT

This Agreement and General Release of All Claims (“Agreement”) is entered into by and between Stephen F. Moreci (“You” or “Employee”) and Boston Scientific Corporation (“BSC”). This Agreement shall not become effective until the Effective Date (as defined in Paragraph 5(d), below). This Agreement supersedes and cancels any prior employment agreements or arrangements You may have entered into with BSC.

In consideration of the mutual covenants, agreements, and representations contained herein, the adequacy of which is hereby acknowledged, the parties hereto expressly and intentionally bind themselves as follows:
1.    RETIREMENT FROM EMPLOYMENT

You hereby acknowledge and agree that you are retiring from your position as Senior Vice President, Global Sales Operations, with BSC effective December 31, 2011, and that your employment with BSC will end as of that same date (“Retirement Date”).

2.    PAYMENTS BY BSC

(a)    In accordance with the Boston Scientific Corporation Executive Retirement Plan (“Executive Retirement Plan”), BSC will make to you a lump sum payment of One Million, Three Hundred and Fifty Thousand Dollars and Sixty Cents ($1,350,060.00) minus applicable taxes and withholdings. In addition, in accordance with paragraph 3(b), below, the employee portion of your group health coverages (Medical, Dental and Vision) for a period of twelve (12) months following your Retirement Date shall also be deducted from this lump sum amount. Such lump sum payment shall be made no sooner than 180 days after your Retirement Date, and no later than July 31, 2012. You expressly acknowledge that upon the occurrence of the Retirement Date, You will not be eligible for any payments or benefits in addition to those described in this Agreement under any existing BSC Severance Pay Plan and/or Layoff Notification Plan.

(b)    BSC will pay You for all accrued but unused vacation time through the Retirement Date under applicable BSC policy and in accordance with applicable state law.

(c)    Because You will as of your Retirement Date have met the definition of

Retirement with respect to Boston Scientific’s 2011 Performance Incentive Plan (the “2011 PIP”), You will remain eligible for an incentive payment under the 2011 PIP, such payment currently expected to be made in March 2012. You further agree that any such payment shall be calculated using your target incentive percentage of sixty percent (60%) of your annual base salary, subject to 2011 PIP funding to be determined in the ordinary course. You will not be eligible for consideration for incentive payments under any other or future Performance Incentive Plan, and You hereby waive any right to such consideration or such payments.

(d)    Because You will as of your Retirement Date have met the definition of Retirement with respect to your stock options or deferred stock units that are currently unvested, with the exception of those granted to You on February 28, 2011, those options or deferred stock units will vest as of your Retirement Date and become exercisable or will be issued, as applicable, in accordance with the terms and conditions in the applicable agreement(s) and plan document(s). With respect to your stock options or deferred stock units that were granted on February 28, 2011, Boston Scientific has agreed to waive the requirement of continuous service for one year through the first anniversary of grant, and therefore those options or deferred stock units will vest as of your Retirement Date and become exercisable, or will be issued, as applicable, in accordance with the terms and conditions in the applicable agreement(s) and plan document(s).

(e)    You will be paid under the Boston Scientific Corporation Executive Allowance Plan in the ordinary course in December 2011 (or as soon thereafter as administratively practical and when such payments are made to other participants), less applicable withholdings for payroll and other taxes. You hereby agree and acknowledge that You will not be entitled to any additional or further payments under the Executive Allowance Plan.

(f)     Because You will as of your Retirement Date have met the definition of Retirement with respect to the 2010 and 2011 Boston Scientific Performance Share Programs (the “PSP Programs”) You will be eligible for prorated award(s) pursuant to the terms and conditions of the PSP Programs. Any such award(s) will be calculated pursuant to the PSP Programs in the ordinary course in January 2012, after the 2011 performance cycle, and the number of prorated shares to be issued to the participant, less applicable withholdings for payroll and other taxes, will be approved by the Executive Compensation and Human Resources Committee (the “Compensation Committee”) of the Board of Directors at its next regular meeting thereafter. You hereby agree and acknowledge that you will not be entitled to any additional or further payments under the PSP Programs.

(g)    All payments made pursuant to this Agreement shall be subject to the withholding of such amounts as Boston Scientific reasonably may determine that it is required to withhold pursuant to applicable federal or state law or regulation. Without limiting the generality of the foregoing, the payments pursuant to Paragraph 2, above, shall be subject to tax-related withholdings. Nothing in this Agreement shall be construed to require Boston Scientific to make any payments to compensate You for any adverse tax effect associated with any payments or benefits or for any withholding from any payment.

3.    TERMINATION OF EMPLOYMENT BENEFITS

(a)    You agree and acknowledge that your participation and eligibility for future participation in BSC’s 401(k) Plan, Stock Plan(s), and Global Employee Stock Ownership Plan, if any, Accidental Death and Dismemberment (AD&D), Business Travel Accident, and Short-Term and Long-Term Disability Plans will terminate as of your Retirement Date, as will your accrual of vacation time. You further agree and acknowledge that You will participate through the Retirement Date in all other benefits and benefit plans in which You are currently enrolled to the same extent as do active employees and that your participation in and entitlement to any and all other benefits and benefits plans in which You are currently enrolled, but which are not otherwise specifically addressed in this Agreement, terminate on the Retirement Date.

(b)    Your participation in BSC’s Medical/Dental/Vision Plans (as well as the participation of any of your dependents who were covered by such Plans one month prior to the Retirement Date) shall continue for Twelve (12) Months following the Retirement Date (the “Twelve-Month Period”), on the same terms and conditions as such coverage and/or participation is made available from time to time to BSC employees generally (unless you become eligible for and elect other group medical coverage before the expiration of the Twelve-Month Period). The employee portion of your group health Plan coverages (Medical/Dental/Vision Plans) for a period of twelve (12) months following your Retirement Date shall be deducted from the lump sum amount paid to you under paragraph 2(a) above. After the expiration of the Twelve-Month Period, you may continue your participation in BSC’s Medical/Dental/Vision Plans as provided under the Consolidated Omnibus Budget and Reconciliation Act of 1986 (“COBRA”), should You be eligible for and elect it. During the time of such participation, You will be responsible for making timely payments for the full costs thereof, plus the then applicable costs and fees to continue participation in BSC’s Medical/Dental/Vision Plans for any additional period of time as provided under COBRA. To enable BSC to comply with its obligation to provide notification of your rights to continue group health plan coverage, You agree to inform BSC of any change in address, dependent or marital status. You further agree to inform BSC immediately if before the end of the Twelve-Month Period you become eligible for any other group health coverage, and of the type and amount of such coverage, as well as to promptly respond to any inquiries from BSC regarding other group health coverage. You also acknowledge that the terms of BSC’s group health plan coverage offered to BSC employees generally may change from time to time, and that your coverage and/or participation and associated contribution costs will be subject to any such change.

4.    EXPENSE REIMBURSEMENT

BSC will reimburse You in accordance with usual BSC policy for all unreimbursed business travel and other out-of-pocket expenses incurred by You through the Retirement Date in the performance of your duties as an employee of BSC. Such expenses must be submitted no later than January 31, 2012.

5.    RELEASE BY EMPLOYEE

Employee hereby releases and forever discharges BSC and its subsidiaries, affiliates, predecessors, successors, and assigns and the Directors, officers, shareholders, insurers, plans, employees, representatives and agents of each of the foregoing (collectively “Releasees”) of and from the following as of the date of the Employee’s execution of this Agreement:

(a)    Any and all claims, demands, and liabilities whatsoever of every name and nature (other than those arising directly out of this Agreement), including (without limitation) any claim in the nature of so-called whistleblower complaints to the extent permitted by applicable law, and any and all claims, demands and liabilities with respect to Employee’s employment or the terms and conditions or notice of termination or termination of his employment, benefits or compensation which Employee has against Releasees, or ever had, including, without limitation, any claims for benefits under the BSC Severance Pay and Layoff Notification Plan;

(b)    As included in the above, without limitation, all claims known or unknown for tortious injury, breach of contract, and wrongful discharge (including without limitation, any claim for constructive discharge), all claims for infliction of emotional distress, all claims for slander, libel, or defamation of character, all claims of retaliation, and all claims for attorneys’ fees, as related to Employee’s employment, or the terms and conditions or termination of his employment, benefits, or compensation; and

(c)    Employee specifically releases and forever discharges Releasees from any and all claims based upon any allegation of employment discrimination, including (without limitation) discrimination on the basis of race, color, sex, sexual orientation, age (including any claim pursuant to the Federal Age Discrimination in Employment Act (“ADEA”)), religion, disability, genetic information, or national origin.

(d)    Employee acknowledges that he has been given the opportunity, if he so desires, to consider this Agreement for twenty-one (21) days before executing it. In the event that Employee executes the Agreement within less than twenty-one (21) days of the date of its delivery to him, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire twenty-one (21) day period. Employee agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) day consideration period. BSC acknowledges that for a period of seven (7) days from the date of the execution of this Agreement, Employee shall retain the right to revoke this Agreement by written notice to BSC, c/o Otha T. Spriggs III, SVP Human Resources, and that this Agreement shall not become effective or enforceable until the date such revocation period expires (the “Effective Date”). Therefore, no BSC obligations will be met and payment called for by BSC under Paragraph 2, above, shall not be made until the Effective Date.

6.    NO DAMAGES SOUGHT

Employee represents and states that he has not sought and will not seek or accept any damages or individualized relief in connection with any complaints or charges filed against Releasees with any local, state or federal agency or court, and Employee agrees that if any complaint or charge is filed on his behalf, he shall take all reasonable steps necessary to refuse any damages or individualized relief in connection therewith.

7.    CONSULTING SERVICES

BSC and Employee agree that Employee will provide consulting services to BSC from January 1, 2012 through December 31, 2012 (the “Consulting Services Period”) with respect to the following issues: development of a global view on price management; creation of an appropriate platform for global price management; and support for mergers and acquisitions. The expectation of both parties is that Employee shall provide thirty (30) days of Consulting during the Consulting Services Period, and shall be paid Seventy-Two Thousand Dollars ($72,000.00), less taxes and withholdings, for the Consulting Services, such payment to be made in a lump sum no sooner than 180 days after your Retirement Date, and no later than July 31, 2012. In the event that you and Boston Scientific mutually agree to extend this Agreement such that you provide more than thirty (30) days of consulting services, those services shall be reimbursed at $1,200 per half day, and $2,400 per full day, not to exceed One Hundred Thousand Dollars ($100,000) within the one year period following your Retirement Date. Boston Scientific also agrees to pay Employee’s reasonable expenses, including reasonable travel expenses incurred in the course of providing services under this Agreement. Employee agrees to provide receipts and substantiation of all such services and reasonable travel expenses and to invoice Boston Scientific for them, by delivery of such invoice to Michael Phalen or his designee, by the first business day of the quarter following the quarter in which they are performed. Employee and BSC agree that they will execute a Consulting Services Agreement in the form provided for in Attachment A hereto.

8.    INDEMNIFICATION

You shall have all rights to indemnification with respect to legal claims and legal expenses that are available to current and former officers of BSC under the Certificate of Incorporation and Bylaws of BSC and to you under your Directors and Officers Indemnification Agreement.

9.    NO LIABILITY ADMITTED

Employee acknowledges that neither BSC’s execution of this Agreement nor BSC’s performance of any of its terms shall constitute an admission by BSC of any wrongdoing by any of the Releasees.

10.    NONDISCLOSURE OF CONFIDENTIAL INFORMATION; RETURN OF BSC PROPERTY

(a)    Employee has throughout his employment with BSC (except as specifically authorized by BSC in the course of his employment) kept, and Employee shall upon his retirement from BSC keep entirely secret and confidential, and shall not disclose to any person or entity, or rely upon or make use of, in any fashion or for any purpose whatsoever, at any time, any information that is (i) not available to the general public, and/or (ii) not generally known outside BSC, regarding Releasees, to which he has had access or about which he heard during the course of his employment by BSC, including (without limitation) any information relating to any of the Releasees’ business or operations; their plans, strategies, prospects or objectives; their products, technology, processes or specifications; their research and development operations or plans; their customers and customer lists; their manufacturing, distribution, procurement, sales, service, support and marketing practices and operations; their financial conditions and results of their operations; their operational strengths and weaknesses; their new business development activities, including but not limited to information regarding any businesses evaluated in connection with new business development activity; and their personnel and compensation policies, procedures and transactions.

(b)    Employee agrees to return to BSC, on or before the Retirement Date, documents or media of whatever nature, including summaries containing any of the data referred to in the immediately preceding paragraph whatsoever, including all documents, data, material, details and copies thereof in any form. Employee agrees to return to BSC, on or before the Termination Date, all BSC property, including (without limitation) any automobile leased to him through BSC, all computer equipment, personal digital assistants, wireless devices, property passes, keys, credit cards, business cards, identification badges, and all sample and demonstration products. BSC agrees that Employee shall retain use of his company issued laptop, iPAD and mobile phone as well as access to the company’s email system for a period of 90 days after the Retirement Date, and BSC shall continue to pay the cost of these devices during this period. The laptop, iPAD and mobile phone shall be returned to BSC on or before April 2, 2012.

11.    NO DETRIMENTAL COMMUNICATIONS

Employee agrees that he will not make or cause to be disclosed any negative, adverse or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Releasees regarding any of the Releasees or about any of the Releasees’ products or services, business affairs, financial condition or prospects for the future. Furthermore, Employee hereby represents to BSC that he has made no such communication, and Employee acknowledges that BSC relies upon this representation in agreeing to enter into this Agreement.

12.    FUTURE ASSISTANCE

Boston Scientific may seek the assistance, cooperation or truthful testimony of Employee in connection with any investigation, litigation, patent application or prosecution, or intellectual property or other proceeding arising out of matters within the knowledge of Employee and/or related to his position as an employee of Boston Scientific, and in any such instance, Employee shall provide such assistance, cooperation or truthful testimony and Boston Scientific shall pay Employee’s reasonable costs in connection therewith.

13.	POST-EMPLOYMENT RESTRICTIONS ON SOLICITATION OF EMPLOYEES

During the period beginning as of the Retirement Date and for twenty-four (24) months thereafter, You shall not attempt to or actually hire away any individual who is an employee or was an employee of BSC or any of the Releasees within the twelve (12) month period immediately preceding the Retirement Date, assist in the hiring away of any such employee by another person, or encourage any such employee to terminate their employment with BSC or any of the Releasees, whether directly or indirectly, unless the Chief Executive Officer of BSC or his designee shall have given prior written approval.

14.    POST-SEPARATION NON-COMPETITION RESTRICTION

During the period beginning as of the Retirement Date and for twenty-four (24) months thereafter, You agree that You shall not, directly or indirectly, without the written consent of the Chief Executive Officer of BSC or his designee, engage in any activities that compete with the business of BSC which are reasonably related to or competitive with activities or services you were providing to BSC at the time your employment ended, or current or future technologies, products or services (including those in development) that you worked on within two years prior to the termination of your employment with BSC, or any current or future technologies, products or services (including those in development) about which you have acquired proprietary information that is not generally known to BSC’s competitors or the public, including plans for present and future research, development and marketing.) You hereby agree and acknowledge that BSC’s market is worldwide and that this restriction therefore applies to activities throughout the world.

15.    CONFIDENTIALITY

Employee acknowledges and understands that the terms of this Agreement may be filed in accordance with the rules and regulations of the Securities and Exchange Commission and may therefore become publicly available.

16. FAILURE TO MEET OBLIGATIONS

In the event of a breach of Paragraphs 10, 11, 12 or 13, above, Employee shall repay to BSC the entire amount paid under Paragraph 2(a), above, and shall be liable, moreover, for any damages which a court may determine and shall be subject to injunctive relief, damages, and any other relief which a court may award.

17.    RESIGNATIONS

If Employee is an officer, authorized signatory or member of the board of directors of BSC or of any of the Releasees or any of their affiliated companies, Employee hereby agrees to cooperate in the execution of any document reasonably requested to evidence Employee’s resignation from such position(s), such cooperation to occur both before and after the Retirement Date.

18.    GOVERNING LAW; SEVERABILITY

This Agreement is entered into and shall be construed under the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws rules. In the event any provision of this Agreement is determined to be illegal or unenforceable by a duly authorized court of competent jurisdiction, then the remainder of this Agreement shall not be affected thereby, it being the intention of the parties that each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Except as provided immediately below, if any portion of the Release language in Paragraph 5, above, were ruled to be unenforceable for any reason, Employee shall return the consideration provided under Paragraph 2(a), above, to BSC upon demand by BSC, which demand shall be made if Employee were to file any claims against any of the Releasees in violation of this Agreement, especially Paragraph 6. The foregoing sentence shall not apply to Employee’s pursuit of an ADEA charge with the EEOC or lawsuit challenging the waiver of ADEA claims.

19.    WAIVERS; AMENDMENTS

The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation and shall not be deemed a waiver of any subsequent breach. No modification, alteration, or change or waiver of any provision of this Agreement shall be effective unless in writing and signed by both parties wherein specific reference is made to this Agreement.

20.    NO OTHER INDUCEMENTS

This Agreement sets forth the entire understanding of the parties in connection with its subject matter. Any and all prior negotiations are merged in this Agreement. Neither of the parties has made any settlement, representation or warranty in connection with the issues addressed in this Agreement (except those expressly set forth in this Agreement) which has been relied upon by the other party, or which acted as an inducement for the other party to enter into this Agreement.

21.    PERSONS BOUND BY THE AGREEMENT

This Agreement shall be binding upon and inure to the benefit of Employee and to the benefit of each of the Releasees and their respective successors and assigns.

22.    ASSIGNMENT OF INTERESTS

Employee warrants that he has not assigned, or transferred or purported to assign or transfer any claim against Releasees.

23.    PREVAILING PARTY ENTITLED TO FEES

In the event that any action or proceeding is initiated to enforce or interpret the provisions of this Agreement, or to recover for a violation of the Agreement, the prevailing party in any such action or proceeding shall be entitled to its costs (including reasonable attorneys’ fees); provided that if the Employee files a lawsuit challenging the waiver of ADEA claims contained herein, the prevailing party will be entitled to its costs, including reasonable attorneys’ fees only to the extent specifically authorized under federal law.

24.    REPRESENTATION

BSC hereby advises Employee to consult an attorney of his choice before executing this Agreement. Employee represents that, prior to executing this Agreement, he was advised to and had the opportunity to review the provisions of this Agreement with counsel of his choice.
The parties have read the foregoing Agreement and know its contents, and know that its terms are contractual and legally binding. The parties further agree that they enter this Agreement voluntarily and that they have not been pressured or coerced in any way into signing this Agreement.

IN WITNESS WHEREOF, the parties hereby agree:

By:    ____________________________    __________________________
Stephen F. Moreci            Date

BOSTON SCIENTIFIC CORPORATION

By:    ____________________________    ___________________________
Signature            Date

William H. Kucheman
Chief Executive Officer